                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, entered into as of May 1, 1998 (this "Agreement") between Affiliated Community Bancorp, Inc. ("Seller"), a
 ---------
Massachusetts corporation with its principal offices at 716 Main Street, Waltham, Massachusetts, and William R. Berkley ("Buyer"), an individual residing in the State of Connecticut.

                               W I T N E S S E T H
                               -------------------

     Whereas, Seller desires to sell and Buyer desires to buy all of the issued and outstanding shares of the capital stock of Middlesex Bank & Trust Company, a Massachusetts trust company that is presently a wholly owned subsidiary of Seller ("Middlesex"); and

     Whereas, the Board of Directors of Seller believes that the transactions set forth herein will be in the best interests of Seller and its stockholders, customers, employees and other constituencies, as applicable, as well as the communities served by Middlesex; and

     Whereas, Seller and Buyer desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

          "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

          "Business Day" shall mean a day other than a Saturday, a Sunday or a Federal or Massachusetts legal holiday.

          "Buyer" shall mean William R. Berkley, individually.

          "Closing Date" shall have the meaning ascribed thereto Section 2.3(a) hereof.

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                                       -2-

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commissioner"   shall   mean  the   Commissioner   of  Banks  of  the
          Commonwealth of Massachusetts.

          "Confidentiality Agreement" shall mean that certain letter agreement by and among Interlaken Capital, Inc., an entity controlled by Buyer, Seller and Middlesex dated as of March 28, 1998.

          "Cutoff Date" shall have the meaning ascribed thereto in Section 3.7 hereof.

          "Damages" shall mean all actions, costs, losses, damages, disbursements, obligations, penalties, liabilities or expenses of any kind or nature (including, but not limited to interest and penalties and all reasonable legal, accounting and other professional fees and expenses incurred in the defense of claims and amounts paid in settlement and any defense, set-off, or counter-claim) that are actually imposed or otherwise incurred or suffered by a Person.

          "Executive  Agreements"  shall have the  meaning  ascribed  thereto in
          Section 5.20(b) hereof.

          "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, lease, or other adverse claim of any nature, kind or description, contingent or otherwise.

          "Middlesex" shall mean Middlesex Bank & Trust Company, a Massachusetts trust company.

          "Middlesex  Common Stock" shall have the meaning  ascribed  thereto in
          Section 3.2 hereof.

          "Middlesex Plan" shall have the meaning ascribed thereto in Section 3.12(a) hereof.

          "Middlesex Preferred Stock" shall have the meaning ascribed thereto in
          Section 3.2 hereof.

          "Material Adverse Effect" shall mean, when used with respect to any Person, (i) a material adverse change in or effect on the assets, liabilities, business, operations or prospects of such Person, provided that, with respect to Middlesex, any such change or effect resulting directly or indirectly from changes in law, regulations or generally accepted accounting principles (or interpretations of any thereof), changes in the general level of market interest rates, or changes in the economic, financial or market conditions affecting the banking industry generally in the region in which Middlesex operates, shall not constitute a Material Adverse Effect, or (ii) such Person's ability to satisfy its obligations under this Agreement.

          "NASDAQ" shall mean the Nasdaq Stock Market, Nasdaq Regulation, Inc. and/or NASD, Inc. as and to the extent applicable.

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                                       -3-

          "Ownership Claim" shall have the meaning ascribed thereto in Section 5.19(b) hereof.

          "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or any other entity.

          "Purchase  Price" shall have the meaning  ascribed  thereto in Section
          2.2 hereof.

          "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 6.1(b) hereof.

          "Seller"   shall  mean   Affiliated   Community   Bancorp,   Inc.,   a
          Massachusetts corporation.

          "Shares"  shall have the  meaning  ascribed  thereto  in  Section  2.1 hereof.

          "Stock  Purchase" shall have the meaning  ascribed  thereto in Section
          2.1 hereof.

          "subsidiary" shall mean, when used with reference to any party, any corporation of which the majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          "Tax Claim" shall have the meaning ascribed thereto in Section 5.19(a) hereof.

          "Taxes" shall mean all foreign, federal, state and local taxes (including deficiencies, interest and penalties relating thereto) of any kind, including without limitation all income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, withholding, payroll, employment, excise, stamp, occupancy, premium, property or windfall profits tax, customs, duty or other taxes or governmental fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority (domestic or foreign).

          "Tax Returns" shall mean all returns, declarations, reports and information returns and statements required to be filed in respect of any Taxes.

          "Transfer  Taxes" shall have the meaning  ascribed  thereto in Section
          5.16 hereof.

          "UST Agreement" shall mean that certain Affiliation Agreement and Plan of Reorganization dated as of December 15, 1997 by and among UST Corp., Mosaic Corp., a wholly owned subsidiary of UST Corp., and Seller.

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                                      -4-

                                    ARTICLE 2

                               THE STOCK PURCHASE

     2.1 Shares Sold and Acquired. Subject to the terms set forth in this Agreement, on the Closing Date, and upon payment of the Purchase Price, Seller shall sell, convey, transfer, assign and deliver to Buyer an aggregate of 800,000 shares of the common stock of Middlesex, par value $1.00 per share (the "Shares"), which constitute 100% of the issued and outstanding shares of capital stock of Middlesex. Such sale and purchase of the Shares is referred to hereinafter as the "Stock Purchase."

     2.2 Price for Shares. Buyer shall deliver to Seller as consideration for the sale, conveyance, transfer, assignment and delivery to Buyer of the Shares, in accordance with the terms and conditions of this Agreement, the sum of Eight Million Two Hundred Forty Thousand and 00/100 Dollars ($8,240,000.00) in cash (the "Purchase Price").

     2.3 Closing.

          (a) The purchase and sale of the Shares hereunder shall occur at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other place as shall be mutually agreeable to the parties, at a time and on a date (the "Closing Date") to be mutually agreed upon by Buyer and Seller, which date shall be within five (5) Business Days after the last of the conditions precedent set forth in Article 6 hereof has been satisfied or properly waived.

          (b) On the Closing Date, the following actions shall be taken:

               (i) Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available federal funds in an amount equal to the Purchase Price to such bank account in the United States of America as Seller shall have designated at least two (2) Business Days prior to the Closing Date;

               (ii) Seller shall deliver or cause to be delivered one or more certificates for the Shares to Buyer, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Buyer may reasonably request to evidence the transfer to Buyer of good and valid title in and to the Shares, free and clear of any Lien, together with such minute books, stock record books and other corporate documents and records relating to Middlesex which are in the possession of Seller and not otherwise located in the Middlesex offices or otherwise held in the custody of Middlesex; and

               (iii) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article 6 hereof.


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                                       -5-


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:



     3.1 Corporate Organization. Seller is a business corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts. Seller is a bank holding company registered with the Board of Governors of the Federal Reserve System under the BHCA. Middlesex is a trust company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Middlesex is an "insured bank" as such term is defined in Section 3(h) of the FDIA. Middlesex has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. All of the issued and outstanding shares of the capital stock of Middlesex are owned beneficially and of record by Seller, free and clear of any Lien. Middlesex has no subsidiaries and owns no equity interest beneficially or of record in any other Person.

     3.2 Capitalization of Middlesex.

          (a) The authorized capital stock of Middlesex consists of 3,000,000 shares of common stock, par value of $1.00 per share (the "Middlesex Common Stock"), and 100,000 shares of preferred stock, par value of $1.00 per share (the "Middlesex Preferred Stock"). As of the date hereof, there are 800,000 shares of Middlesex Common Stock issued and outstanding, no shares of Middlesex Preferred Stock issued or outstanding and no shares of Middlesex capital stock of any kind held in Middlesex's treasury.

          (b) Neither Seller nor Middlesex is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, sale, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of the capital stock of Middlesex or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Middlesex.

     3.3 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Stock Purchase as contemplated hereby. The execution and delivery of this Agreement and the consummation of the Stock Purchase as contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Seller. No other corporate actions or proceedings on the part of Seller or Middlesex are necessary to consummate the Stock Purchase. This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

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                                      -6-

     3.4 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the Stock Purchase by Seller does or will (i) violate any provision of the articles of organization or by-laws of Seller or Middlesex or
(ii) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, (a) violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or Middlesex or (b) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller or Middlesex, under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Middlesex is a party, or by which Seller or Middlesex or any of their respective properties or assets may be bound or affected, except for any such breach or default referred to in this clause (b) which individually or in the aggregate would not have a Material Adverse Effect on Middlesex following the consummation of the Stock Purchase.

     3.5 Consents and Approvals. Except for notice of the consummation of the Stock Purchase that is required to be filed with the Commissioner or as otherwise disclosed in Schedule 3.5 hereto, no consents or approvals of, filings or registrations with or notices to any governmental agency or authority or any nongovernmental third party are necessary to be obtained or made by Seller or Middlesex in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the Stock Purchase as contemplated hereby.

     3.6 Legal Proceedings. There is no suit, action, proceeding or claim pending or, to the knowledge of Seller, threatened, (i) against Seller or Middlesex or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement, as to which, in either case, there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Seller or Middlesex, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Seller or Middlesex having any such effect.

     3.7 Tax Matters.

          (a) Seller or Middlesex have timely filed or will timely file all Tax Returns that are or will be required to be filed by or with respect to activities of Middlesex on or prior to the day immediately preceding the Closing Date (the "Cutoff Date") and have paid or will pay on a timely basis all material Taxes due or have provided or will provide for such Taxes in accordance with generally accepted accounting principles. All such Tax Returns that have been filed were correct and complete in all material respects.

          (b) Seller or Middlesex has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee or independent contractor of Middlesex or other third party providing services to Middlesex.

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                                      -7-


          (c) No consent or agreement has been filed relating to Middlesex under
     Section 341(f) of the Code.

          (d) No extension of time with respect to any date on which any Tax Return was or is to be filed by or with respect to Middlesex is in effect, and no waiver or agreement is in effect for the extension of time for the assessment or payment of any Tax for which Middlesex may be liable.

          (e) No Tax Return of Middlesex is, as of the date of this Agreement, currently the subject of an audit or, to Seller's knowledge, investigation by any taxing authority. No returns of Taxes of Middlesex have been examined by any taxing authority. There is no claim or assessment pending or, to Seller's knowledge, threatened against Middlesex for any deficiency in Taxes.

          (f) All tax sharing agreements and other similar procedures between Middlesex and Seller or any of Seller's affiliates will terminate, having been fully satisfied, by the Closing Date.

          (g) Middlesex is a member of Seller's affiliated group and will be included in Seller's consolidated federal income tax return that includes the period from January 1, 1998 through the Cutoff Date. As such, Seller is and will be eligible to file an election under Section 338(h)(10) of the Code with respect to a "qualified stock purchase" (as such term is defined in Section 338 of the Code) of the capital stock of Middlesex.

     3.8 Broker's Fees. Neither Seller nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     3.9 Absence of Undisclosed Liabilities. To the best knowledge of Seller, as of March 31, 1998, Middlesex does not have any obligation or liability (contingent or otherwise) that is material, or that when combined with all similar obligations or liabilities would be material, except as disclosed or reflected in Middlesex's Call Report (Form FFIEC 034) for the period ended March 31, 1998.

     3.10 Subsequent Events. To the best knowledge of Seller, except as set forth on Schedule 3.10 hereto, since March 31, 1998, Middlesex has not (i) conducted its business other than in the ordinary course, (ii) incurred or discharged any liability other than in the ordinary course of business, (iii) made any sale or disposition of any assets, including loans, other than sales and dispositions in the ordinary course of business, (iv) made, amended, or entered into any employment contract or bonus, incentive, stock option, profit sharing, pension, retirement, or other similar plan or arrangement, other than any increases in compensation or bonus payments to officers or employees paid in the ordinary course of business, (v) entered into or engaged in any transaction with, or made any payment to, any officer, director, stockholder or affiliate, other than in the ordinary course of business, (vi) made any change in accounting practices, methods or principles except in accordance with generally accepted accounting principles, (vii) made any commitment to borrow money or make a capital expenditure other than in the ordinary course of business, (viii) amended its bylaws or articles of organization, (ix) terminated or waived any material rights of value to its business or (x) entered into any agreement or commitment to do any of the foregoing.

     3.11 Material Agreements. To the best knowledge of Seller, except as disclosed in Schedule 3.11 hereto and except for this Agreement, the UST Agreement and any other agreements specifically referred to herein, (i) neither Seller nor any of its subsidiaries, other than Middlesex, is a party to any written agreement, arrangement or commitment relating to the business, operations, properties, assets, liabilities or personnel of Middlesex and (ii) Middlesex is not a party to or bound by (a) any written agreement, arrangement or commitment relating to the employment (including severance) of any person,
(b) any written contract, agreement or understanding with any labor union or (c) any other written contract, agreement or commitment that is material to the business, operations or financial condition of Middlesex.

     3.12 Employee Benefit Plans.

          (a) To the best knowledge of Seller, Schedule 3.12 lists each employee benefit plan that Middlesex maintains or to which it contributes (each a "Middlesex Plan"). To the best knowledge of Seller, all contributions (including all employer contributions and employee salary reduction contributions) which are required to have been paid to date to each Middlesex Plan have been so paid.

          (b) To the best knowledge of Seller, Middlesex has no obligation to provide retiree health or welfare benefits to any of its current or former employees. To the best knowledge of Seller, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Middlesex or Seller with respect to any Middlesex Plan or the assets of any such plan, and Seller is not aware of any facts that exist that could give rise to any actions, suits or claims (other than routine claims for benefits ) against any Middlesex Plan or the assets of any such plan.

     3.13 Affiliate Transactions. To the best knowledge of Seller, except as disclosed in Schedule 3.13 hereto, Middlesex is not a party to any agreement or arrangement pursuant to which assets and/or liabilities may be transferred between Middlesex and Seller or any of Seller's other subsidiaries or services may be provided to or for the benefit of Middlesex by Seller or any of Seller's other subsidiaries or by Middlesex to or for the benefit of Seller or any of Seller's other subsidiaries, other than agreements or arrangements containing terms and conditions that are substantially the same as those that would be entered into with unaffiliated third parties or that are immaterial with respect to the assets or liabilities transferred or services provided.

     For purposes of this Agreement, including without limitation this Article 3, when a representation or warranty of Seller is given to the best of its knowledge or to its knowledge or with reference to matters of which Seller is aware or which are known to Seller, or with any other similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness, without any special or additional investigation or inquiry having been undertaken for the purpose of this Agreement or any specific representation or warranty contained herein, of the following officers

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                                       -9-

of Seller: Timothy J. Hansberry, President and Chief Executive Officer; John G. Fallon, Executive Vice President and Chief Financial Officer; and Quentin J. Greeley, Executive Vice President and General Counsel.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1 Authority. Buyer is legally competent and otherwise authorized to execute and deliver this Agreement and to consummate the Stock Purchase as contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

     4.2 No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the Stock Purchase by Buyer does or will, assuming that the consents and approvals referred to in Section 4.3 hereof are duly obtained,
(i) violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Buyer, under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which he or any of his properties or assets may be bound or affected, except for any such breach or default referred to in this clause (ii) which individually or in the aggregate would not have a Material Adverse Effect on Buyer.

     4.3 Consents and Approvals. Except for consents and approvals of or filings or registrations with the FDIC and the Massachusetts Commissioner, no consents or approvals of, filings or registrations with or notices to any governmental agency or authority or any nongovernmental third party are necessary to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Stock Purchase as contemplated hereby.

     4.4 Legal Proceeding. There is no suit, action, proceeding or claim pending or, to the knowledge of Buyer, threatened, (i) against Buyer or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement, as to which, in either case, there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Buyer having any such effect.

     4.5 Regulatory Approvals. Buyer is not aware of any reason why he would be unable to obtain all of the consents and approvals referenced in Section 4.3 above in a timely manner.

     4.6 Financing. Buyer has presently available to him capital and cash sufficient to fulfill his obligations hereunder and to consummate the Stock Purchase.

     4.7 Broker's Fees. Neither Buyer nor any other Person affiliated with Buyer has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.


                                    ARTICLE 5

                          COVENANTS OF BUYER AND SELLER

     5.1 Conduct of Business.

          (a) During the period from the date of this Agreement to the Closing Date, unless otherwise permitted by the prior written consent of Buyer, Seller shall cause Middlesex to:

               (i) maintain its legal existence and good standing;

               (ii) conduct business and engage in transactions only in the ordinary course of business and consistent with past practice;

               (iii) use all commercially reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself the present or future services of its employees, and (z) preserve for itself the good will of customers and others with whom business relationships exist;

               (iv) use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition in all material respects as existing on the date hereof, except for depreciation due to ordinary wear and tear and damage due to casualty;

               (v) use all commercially reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that maintained by it as of the date hereof; and

               (vi) comply with and perform in all material respects all of its obligations and duties (x) under contracts, leases and documents relating to or affecting its assets, properties, business and operations and (y) imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

          (b) Seller agrees that from the date of this Agreement to the Closing Date, except as otherwise specifically permitted or required, or otherwise contemplated, by this Agreement or consented to in writing by Buyer, it shall cause Middlesex not to:

               (i) change any provision of Middlesex's articles of organization or by- laws;

               (ii) change the number of shares of Middlesex's authorized capital;

               (iii) issue any shares of Middlesex's capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to such capital stock;

               (iv) hypothecate, pledge or otherwise encumber any shares of Middlesex's capital stock;

               (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement (other than the Executive Agreements), noncompetition, bonus, stock option, profit-sharing, retirement or incentive plan or any other similar plan or agreement with, any of Middlesex's directors, officers or other employees or grant any increase in the compensation or benefits of, or pay any bonus to, any Middlesex officer or employee other than in the ordinary course of business consistent with past practices;

               (vi) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with Middlesex or be purchased or acquired by Middlesex, or acquire any significant portion of the assets or securities of any other Person, or sell any significant portion of Middlesex's assets or issue any of Middlesex's securities to any other Person;

               (vii) make any change in Middlesex's accounting methods or practices, other than changes required in accordance with applicable law and/or generally accepted accounting principles;

               (viii) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary course of its businesses consistent with past practices;

               (ix) except in the ordinary course of business consistent with past practices, sell, lease, transfer, assign, encumber or otherwise dispose of, or enter into any contract, agreement or understanding to sell, lease, transfer, assign, encumber or otherwise dispose of, any of its assets;

               (x)  declare  or  pay  any   dividends   on  or  make  any  other
          distributions in respect of the Middlesex Common Stock;

               (xi) incur any additional debt obligation or other obligation for borrowed money, or guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements or other similar arrangements commonly employed by banks;

               (xii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practices, which, in all cases, do not individually exceed $25,000 or cumulatively exceed $75,000;

               (xiii) engage in any transaction with Seller or any of Seller's other subsidiaries involving any transfer of assets or liabilities to or from or for the benefit of Middlesex or providing of services to or by or for the benefit of Middlesex, other than transactions of a type engaged in by and between or among Middlesex, Seller and Seller's other subsidiaries as of or prior to the date of this Agreement or which are otherwise immaterial to Middlesex individually and in the aggregate; and

               (xiv) agree to do or publicly announce an intention to do or to agree to do any of the foregoing or any other action that would make any of Seller's representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of Seller's agreements or commitments contained in this Agreement.

     5.2 No Solicitation. Neither Seller nor any of its directors, officers, employees, representatives or agents shall, and Seller shall cause Middlesex not to, solicit any Person or group (other than Buyer or any affiliate thereof or advisor thereto or any regulatory authority, in each such case in connection with the Stock Purchase as contemplated by this Agreement) concerning any affiliation, merger, disposition of substantial assets, sale of capital stock or any similar transaction involving Middlesex. Seller shall promptly (and in any event within 24 hours) advise Buyer following the receipt by Seller of any inquiry or proposal concerning any affiliation, merger, disposition of substantial assets, sale of capital stock or any similar transaction involving Middlesex and the substance thereof (including the identity of the Person making such inquiry or proposal), and shall advise Buyer of any developments with respect thereto promptly following the occurrence thereof.

     5.3 Current Information. During the period from the date of this Agreement to the Closing Date, Seller shall cause Middlesex to make available one or more designated representatives to confer on a regular and frequent basis with representatives of Buyer to report the general status of its ongoing operations. Seller shall promptly notify Buyer of any material change in Middlesex's business, operations, properties, assets or liabilities and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) relating to Middlesex, or the institution or the threat of any litigation or similar proceeding involving Middlesex, as soon as Seller becomes aware of any of the foregoing, and Seller will keep Buyer informed of any such events as known to Seller. Each of Buyer and Seller shall report to the other any material breach of any representation or warranty of the reporting party contained in this Agreement promptly after such reporting party has become aware of such breach.

     5.4 Buyer Access to Properties and Records. Seller shall cause Middlesex to permit Buyer access during normal business hours, during the period prior to the Closing Date, to Middlesex's properties and to disclose and make available to Buyer and its advisors all material books, papers and records relating to Middlesex's assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books, organizational documents, by-laws, material contracts and agreements, filings with regulatory authorities, litigation files and plans affecting employees, including the Middlesex Plans. The rights of access granted pursuant to this section shall not diminish or in any manner affect the express representations, warranties or agreements of Seller contained in this Agreement or in any manner constitute a waiver or relinquishment on the part of Buyer of the right to rely upon any such representations, warranties and agreements of Seller in accordance with their terms hereunder.

     5.5 Financial and Other Statements.

          (a) As soon as prepared, and in any case prior to submission, Seller shall cause Middlesex to deliver to Buyer all reports or other statements filed after the date hereof with the FDIC, the Commissioner and any other federal or state governmental agency or authority, except to the extent that any such disclosure of any such reports or statements is prohibited by law.

          (b) Promptly upon receipt thereof, Seller shall cause Middlesex to furnish to Buyer copies of all internal control reports submitted to it by independent accountants in connection with each annual, interim or special audit of its books made by such accountants.

          (c) With reasonable promptness, Seller shall cause Middlesex to furnish to Buyer such additional financial data pertaining to Middlesex as Buyer may reasonably request, including without limitation monthly financial statements.

     5.6 Confidentiality. Seller, Interlaken Capital, Inc. and Middlesex shall continue to be bound by the terms and conditions of the Confidentiality Agreement. In addition, Buyer hereby covenants and agrees to comply with all of the restrictions and fulfill all applicable obligations applicable to Interlaken Capital, Inc. under the terms of the Confidentiality Agreement.

     5.7 Regulatory Matters; Consents. Each of Buyer and Seller will cooperate with the other and use all commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings and registrations with and to obtain all necessary permits, consents, approvals and authorizations of all federal and state governmental agencies and authorities and all nongovernmental third parties necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all descriptions of it, its subsidiaries or affiliates and/or the business and operations thereof which appear in any application, registration or other filing made in connection with the transactions contemplated by this Agreement with any governmental agency or authority. In exercising the foregoing right, the parties hereto shall act reasonably and as promptly as practicable.

     5.8 Public Announcements. Except as otherwise required by law or the rules of the Securities and Exchange Commission or NASDAQ, neither Buyer nor Seller will distribute any news releases or other public information disclosures with respect to this Agreement or the Stock Purchase as contemplated hereby, unless approved by the other party (which approval will not be unreasonably withheld).

     5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Stock Purchase as contemplated by this Agreement. In case at any time on or after the Closing Date any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors, to the extent applicable, of each party to this Agreement shall take all such necessary steps.

     5.10 Buyer Reliance on Due Diligence. Buyer acknowledges and agrees that he has undertaken or caused to be undertaken a full investigation of Middlesex, including its management, business, operations, properties, assets and liabilities, that he has only a contractual relationship with Seller, based solely on the terms of this Agreement, and that other than the express representations and warranties of Seller contained in Article 3 hereof, neither Seller nor Middlesex nor any of their respective officers, directors, employees, representatives or agents has made, nor has Buyer relied upon, any other representations or warranties of any kind as an inducement to or in connection with Buyer's entering into this Agreement.

     5.11 Prohibition on Middlesex Change of Control. Unless otherwise required by law, for a period of not less than three years following the Closing Date, Buyer shall not cause any Person, other than an immediate family member of Buyer or a Person controlled directly or indirectly by Buyer, to acquire, or otherwise take any action that would result in any Person, other than an immediate family member of Buyer or a Person controlled directly or indirectly by Buyer, acquiring five percent or more of the outstanding shares of any class or series of voting securities of Middlesex; provided, however, that nothing contained in this Section 5.11 shall prevent or otherwise prohibit the following transactions: (i) any transfer of up to ten percent in the aggregate of the outstanding shares of any class or series of voting securities of Middlesex to the senior management of Middlesex and/or any other employees of any Person controlled directly or indirectly by Buyer; and (ii) the authorization and issuance by Middlesex of additional shares of Middlesex capital stock, so long as (a) no shareholder other than Buyer (including Buyer's immediate family and other Persons controlled directly or indirectly by Buyer) shall control more than ten percent of the outstanding shares of any class or series of voting securities of Middlesex and (b) Buyer, together with his immediate family members and other Persons controlled directly or indirectly by Buyer, shall continue to own beneficially and of record, not less than thirty percent of the outstanding shares of each class and series of voting securities of Middlesex.


     5.12 Directors' and Officers' Indemnification and Insurance.

          (a) Buyer agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of Middlesex provided for in Middlesex's articles of organization or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Closing Date shall survive and continue in effect following the consummation of the Stock Purchase. In the event that
     (i) any of the Buyer's successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) the Buyer or any of his successors or assigns transfers or conveys the Shares or any other controlling interest in Middlesex or otherwise transfers or conveys all or substantially all of Middlesex's properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 5.12(a).

          (b) Buyer shall cause the persons serving as officers and directors of Middlesex immediately prior to the consummation of the Stock Purchase to be covered for a period of six (6) years from the Closing Date by a directors' and officers' liability insurance policy containing terms and conditions, including terms of coverage and coverage amounts, which are at least as advantageous as the terms and conditions of the directors' and officers' liability insurance policy maintained as of the date hereof by Seller with respect to acts or omissions occurring at or prior to the Closing Date, which were committed by any such officers or directors of Middlesex in their capacity as such. Buyers' obligation under this Section 5.12(b) shall be deemed to be satisfied without any further action or expenditure by Buyer if and to the extent that Seller notifies Buyer in writing that the continuing directors' and officers' liability insurance coverage to be provided for the benefit of the directors and officers of Seller and its subsidiaries pursuant to the terms of the UST Agreement provides satisfactory coverage to those persons who would otherwise be covered by the directors' and officers' liability insurance policy contemplated by this Section 5.12(b).

     5.13 Mutual Access to Records. Following the Closing Date, each of Buyer and Seller shall afford to the other and their respective attorneys, accountants, officers and other representatives reasonable access, during normal business hours, to the books and records of Middlesex or Seller (as such books and records of Seller relate to its prior ownership of Middlesex), as the case may be, to the extent they relate to a period prior to the Closing Date (and shall permit such persons to examine and copy such books and records to the extent reasonably requested by the requesting party at such requesting party's sole cost and expense) in connection with financial reporting and tax matters

(including financial and tax audits and tax contests) and other similar business purposes. Each of Buyer and Seller shall cause to be maintained all such books and records for a period of not less than seven years after the Closing Date and thereafter shall not cause any such books and records to be destroyed or disposed of unless sixty (60) days' prior written notice of such party's intention to so destroy or dispose of such books and records has been given to the other party. During such sixty (60) day period, the party receiving such notice may request that some or all of such documents be delivered to such party at such party's expense, in which case the party that has delivered such notice shall promptly do so.

     5.14 Financial Reporting, Tax and Audit Cooperation. To the extent applicable following the Closing Date, Buyer shall cause his and Middlesex's employees and agents (a) to prepare the normal monthly, quarterly and annual financial reports of Middlesex for the year-to-date period ending on the Closing Date consistent with past practices and (b) to cooperate fully with and assist Seller in connection with any other financial reporting or tax matters relating to Middlesex (including financial and tax audits and tax contests) or other similar business purposes.

     5.15 Litigation Cooperation. If either party shall become engaged or participate in any action, claim or proceeding with any third party in respect of the business or operations of Middlesex or Seller, as applicable, as conducted on or prior to the Closing Date, then the other party shall cooperate in all reasonable respects with such first party in connection therewith, including, without limitation, making available to such first party, at such first party's expense, relevant records and employees of Buyer or Middlesex or Seller, as the case may be, which or who may be helpful with respect to such action, claim or proceeding.

     5.16 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Stock Purchase as contemplated hereby (other than those imposed on or measured by the income of Seller) (collectively, the "Transfer Taxes") shall be paid by Buyer, and Buyer shall, at his own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any such Transfer Tax.

     5.17 Federal and State Tax Returns. Seller shall (a) prepare and file on timely basis the federal and all state income Tax Returns to be filed by or with respect to the activities of Middlesex for the period from January 1, 1998 through the Cutoff Date, and (b) pay any Taxes relating to such period. Buyer shall (and shall cause Middlesex to) fully cooperate with Seller so as to enable Seller to include Middlesex in all requisite Tax Returns.

     5.18 Section 338(h)(10) Election. If Buyer so elects, as evidenced by written notice given to Seller not later than the Closing Date, Buyer and Seller will join in making an election under Section 338(h)(10) of the Code. Buyer will be responsible for preparing and filing all documents and materials necessary in connection with electing treatment under Section 338(h)(10) of the Code with respect to the purchase of the Shares. In connection with any such Section 338(h)(10) election, the fair market value of the assets of Middlesex shall be determined on the basis of the parties' mutual agreement with respect thereto.

     5.19 Seller Indemnification.

          (a) Except as provided in Section 5.16 above, from and after the Closing Date, Seller shall indemnify and save Buyer and Middlesex harmless from, and shall be entitled to any refund (whether by direct payment or offset) of, any and all liabilities for any Taxes imposed on Middlesex for all taxable periods that end on or before the Closing Date. If any claim for Taxes is asserted by any taxing authority against Buyer or Middlesex that, if successful, would result in an indemnification payment by Seller pursuant to this Section 5.19(a), then Buyer or Middlesex shall promptly notify Seller in writing of such claim (a "Tax Claim"), and such notice shall include in reasonable detail the circumstances surrounding such claim. Seller shall control the handling and disposition of all Tax Claims including, without limitation, (i) whether or not to contest or settle such Tax Claim at the outset or at any stage, (ii) whether to pursue or forego any administrative appeals and proceedings, (iii) if Seller chooses to undertake judicial action with respect to a Tax Claim, the court or other judicial body before which the action shall be commenced, and (iv) the manner in which any such contest is to be conducted.

          (b) Seller shall indemnify and save Buyer harmless from any and all Damages suffered by Buyer or Middlesex as a result of a breach of Seller's representation set forth in the penultimate sentence of Section 3.1 hereof. Promptly after receipt by Buyer of notice of any claim or the commencement of any action by any third party against Buyer resulting from a breach of Seller's representation set forth in the penultimate sentence of Section
     3.1 hereof, Buyer shall notify Seller in writing of such claim or commencement of such action (in either case, an "Ownership Claim"), stating in reasonable detail the nature and basis of such claim and Buyer's good faith estimate of the amount thereof.

          (c) The failure by Buyer to notify Seller promptly in writing of any Tax Claim or Ownership Claim shall not relieve Seller from any liability which it may have to Buyer hereunder unless and only to the extent that such failure materially and adversely prejudices the ability of Seller to defend against or mitigate damages arising out of any such claim. Subject to the specific applicable provisions contained in Section 5.19(a) with respect to a Tax Claim, if any Tax Claim or Ownership Claim shall be brought against Buyer, it shall notify Seller thereof and Seller shall be entitled to participate therein, and to assume the defense thereof, and to settle and compromise any such claim or action; provided, however, that Seller shall not agree or consent to any of the following without Buyer's written consent, which consent shall not be unreasonably withheld: (i) the application of any equitable relief upon Buyer or Middlesex or (ii) any other settlement or compromise that affects Buyer directly other than with respect to Buyer's ownership interest in Middlesex or (iii) any other settlement or compromise that affects Middlesex directly. After notice from Seller to Buyer of its election to assume the defense of any such claim or action, Seller shall not be liable for other expenses subsequently incurred by Buyer in connection with the defense thereof; provided, however, that if Seller elects not to assume such defense, then Buyer may retain counsel satisfactory to it and defend, compromise or settle such claim on behalf of and for the account and risk of Seller, and Seller shall pay all reasonable fees and expenses of such counsel for Buyer promptly as statements therefor are received; and, provided, further, that

     Buyer shall not consent to entry of any judgment or enter into any settlement or compromise without the written consent of Seller, which consent shall not be unreasonably withheld. Buyer shall also have the right to select its own counsel, at its own expense, to represent Buyer and to participate in the defense of any such Tax Claim or Ownership Claim, as applicable.

          5.20 Corporate Governance Matters.

               (a) Board of Directors. John G. Fallon shall resign from the Middlesex Board of Directors effective as of the Closing Date. It is the parties' present intention that following the Closing Date, the Board of Directors of Middlesex shall consist, at least initially, of seven persons, at least the majority of which shall consist of current members of the Middlesex Board, including C. Bernard Fulp.

               (b) Management. It is the parties' present intention that following the Closing Date, C. Bernard Fulp shall continue to serve as President and Chief Executive Officer of Middlesex, Edward L. Lowe shall continue to serve as Senior Vice President and Senior Lending Officer of Middlesex and Richard P. White shall continue to serve as Vice President of Operations and Finance of Middlesex. On the Closing Date, Buyer and/or Middlesex shall enter into an employment/severance agreement with each such officer, such agreements to be substantially in the forms included as Exhibit A hereto, subject to any modification or revision thereof as may be required by the FDIC or any other regulatory agency or authority (collectively, the "Executive Agreements").


                                    ARTICLE 6

                               CLOSING CONDITIONS

     6.1 Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party to consummate the Stock Purchase and the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, none of which may be waived:

          (a) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all governmental agencies and authorities required to consummate the transactions contemplated herein shall have been obtained and shall remain in full force and effect and all waiting periods relating to any such approvals, authorizations or consents shall have expired (all such approvals, authorizations and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

     6.2 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer to consummate the Stock Purchase and the transactions contemplated by this Agreement shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Covenants; Representations. The obligations of Seller required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made at and as of the Closing Date (except as otherwise specifically contemplated by this
     Agreement and except as to any representation or warranty which specifically relates to an earlier date), and Buyer shall have received a certificate to such effect signed by the president and the chief financial officer of Seller or such other appropriate executive officer(s) of any permitted successor in interest to Seller.

          (b) Absence of Any Material Adverse Effect. There shall have not occurred any events or circumstances that have caused a Material Adverse Effect on Middlesex.

          (c) Third-Party Consents. All permits, consents, waivers, clearances, approvals and authorizations of all nongovernmental and nonregulatory third parties required to be obtained by Seller or Middlesex under the terms hereof to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, other than any such permits, consents, waivers, clearances, approvals or authorizations the failure of which to obtain would neither make it impossible to consummate such transactions nor, individually or in the aggregate, result in a Material Adverse Effect on Middlesex.

          (d) Burdensome Condition. None of the Requisite Regulatory Approvals shall impose a condition that Buyer provide additional capital to Middlesex on the Closing Date or within a specified period of time thereafter; provided, however, that no condition contained in any Requisite Regulatory Approval that Buyer cause Middlesex to maintain any minimum capital ratios from and after the Closing Date shall be considered to be a requirement of additional capital as contemplated hereunder unless Buyer must provide additional capital to Middlesex immediately in order to cause Middlesex to satisfy any such capital ratios as of the Closing Date.

     In addition to the foregoing, Seller and/or Middlesex will furnish Buyer with such additional certificates, instruments or other documents in the name or on behalf of Seller or Middlesex, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.2 as Buyer may reasonably request.

     6.3 Conditions to the Obligations of Seller under this Agreement. The obligations of Seller to consummate the Stock Purchase and the transactions contemplated by this Agreement shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) Covenants; Representations. The obligations of Buyer required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with, and the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date in all material respects, as though made at and as of the Closing Date (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date), and Seller shall have received a certificate to such effect signed by Buyer.

          (b) Absence of Any Material Adverse Effect. There shall have not occurred any events or circumstances that have caused a Material Adverse Effect on Buyer.

          (c) Third-Party Consents. All permits, consents, waivers, clearances, approvals and authorizations of all nongovernmental and nonregulatory third parties required to be obtained by Buyer under the terms hereof to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, other than any such permits, consents, waivers, clearances, approvals or authorizations the failure of which to obtain would neither make it impossible to consummate such transactions nor, individually or in the aggregate, result in a Material Adverse Effect on Buyer.

          (d) Termination of Seller Contract Obligations. All of the contracts, agreements or other commitments that impose any commitment or obligation on Seller and relate to the business, operations, properties, assets, liabilities or personnel of Middlesex, including without limitation any such agreements with third-party vendors or other service providers and all employment, severance and special termination agreements, all of which are intended to be referenced in Schedule 3.11(i) hereto, shall have been terminated or otherwise assigned to, with all such attendant commitments and obligations of Seller assumed by, Buyer and/or Middlesex.

          (e) Executive Agreements. All of the Executive Agreements shall have been executed and delivered by the intended parties thereto.

          (f) Consummation of UST Acquisition. The acquisition of Seller by UST Corp. pursuant to the UST Agreement shall have been consummated.

     In addition to the foregoing, Buyer will furnish Seller with such additional certificates, instruments or other documents in the name or on behalf of Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.3 as Seller may reasonably request

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, if one or more of the following events shall occur:

          (a) by mutual written consent of Buyer and Seller authorized by their respective Boards of Directors;

          (b) by Buyer or Seller if the Closing Date shall not have occurred on or prior to September 30, 1998, or such later date as shall have been agreed to in writing by Buyer and Seller, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe his or its agreements herein required to be performed or observed at or prior to the Closing Date;

          (c) by Buyer or Seller: (i) thirty days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, unless within the thirty-day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency, except that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respects the covenants and agreements of such party set forth herein; or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or injunction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the time for appeal or petition for reconsideration of such order or injunction shall have expired without such appeal or petition being granted or such order or injunction shall otherwise have become final and non-appealable; or

          (d) by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation , warranty, covenant or other agreement contained herein, which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach.

     7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall forthwith become null and void (other than Sections 5.6, 7.2 and 8.1 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of Buyer or Seller or their respective officers or directors to the other, except in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the nonbreaching party (i) as a result thereof or in connection therewith, (ii) in connection with the enforcement of its rights hereunder and (iii) in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

     7.3 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by Seller's Board of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 7.1 hereof, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles 5 and 6 (other than Section 6.1) hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                    ARTICLE 8

                                  MISCELLANEOUS

     8.1 Expenses. Except as may otherwise be agreed to hereunder or in a writing by the parties of subsequent date hereto, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     8.2 Survival. None of the representations, warranties, covenants and agreements of any party shall survive after the Closing Date, except for the representations, agreements and covenants contained or referred to in the penultimate sentence of Section 3.1, Section 5.6, the last sentence of Section
5.9 and Sections 5.10 through 5.19, inclusive, all of which representations, agreements and covenants shall survive and remain in effect following the Closing Date in accordance with their terms.

     8.3 Notices. All notices or other communications hereunder shall be in writing and shall be delivered by hand, by overnight courier service, by registered or certified mail (return receipt requested) or by telecopy (in which case a copy thereof shall, simultaneously therewith, be sent by hand, by overnight courier service or by registered or certified mail), addressed as follows:

          (a) If to Seller, to:

                                    Affiliated Community Bancorp, Inc.
                                    716 Main Street
                                    Waltham, Massachusetts 02154
                                    Attention:  Timothy J. Hansberry, President
                                                 and Chief Executive Officer

                           Copy to:

                                    Sullivan & Worcester LLP
                                    One Post Office Square
                                    Boston, Massachusetts 02109
                                    Attention:  Stephen J. Coukos, Esq.

          (b) If to Buyer, to:

                                    William R. Berkley
                                    165 Mason Street
                                    Greenwich, Connecticut 06830

                           Copies to:

                                    Edwards & Angell
                                    2700 Hospital Trust Tower
                                    Providence, Rhode Island 02903
                                    Attention:  V. Duncan Johnson, Esq.

                                    and

                                    William L. Mahone, Esq.
                                    Vice President and General Counsel
                                    Interlaken Capital, Inc.
                                    475 Steamboat Road
                                    Greenwich, Connecticut 06830

or such other address or telecopy number as shall be furnished in writing by any party in conformity with the foregoing, and any such notice or communication shall be deemed to have been given as of the date received.

     8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement; and provided further, however, that nothing contained in this Section 8.4 shall prevent UST Corp.'s wholly owned subsidiary, Mosaic Corp., or such other UST subsidiary as may merge with Seller pursuant to the UST Agreement, from assuming all of the rights, interests and obligations of Seller as Seller's successor in interest by merger pursuant to the UST
Agreement. Upon the consummation of the merger of Seller with and into Mosaic Corp. or such other UST subsidiary, all of Seller's rights and remedies under this Agreement shall be exercisable by Mosaic Corp. or such other UST subsidiary and its permitted successors and assigns.

     8.5 Complete Agreement. This Agreement, including the schedules referred to herein, contain the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement supersedes all prior agreements (except for the Confidentiality Agreement) and understandings between the parties, both written and oral, with respect to its subject matter.

     8.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

     8.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     8.8 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.9 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise, shall affect the express representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation in accordance with its terms, subject, however, to Section 8.2 hereof.

     8.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

     8.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of the other party to perform any of the obligations imposed on it by this Agreement. Accordingly, if either party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

     8.12 WAIVER OF JURY TRIAL. ALL OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Buyer has executed this Agreement and Seller has caused this Agreement to be executed by its duly authorized officer, in each case as a sealed instrument, as of the day and year first above written.

                                       AFFILIATED COMMUNITY BANCORP, INC.

                                       By:  /s/ Timothy J. Hansberry
                                           -------------------------
                                           Timothy J. Hansberry
                                           President and Chief Executive Officer


                                            /s/ William R. Berkley
                                           -------------------------
                                           William R. Berkley, individually